Exhibit 99.2
May 5, 2011
MISTRAS GROUP, INC. PRICES COMMON STOCK OFFERING
PRINCETON JUNCTION, N.J., May 5, 2011 (GLOBE NEWSWIRE) — Mistras Group, Inc. (NYSE:MG), a leading “one source” global provider of technology-enabled asset protection solutions, announced today the pricing of the previously announced public offering of 3,264,401 shares of its common stock, at a price to the public of $16.00 per share. TC NDT Holdings, L.L.C. (the “selling stockholder”), an entity affiliated with Thayer | Hidden Creek Partners, offered 2,764,401 shares of common stock and the Company offered 500,000 shares of common stock. In addition, the Company granted the underwriters an option for 30 days to purchase up to an aggregate of 489,660 additional primary shares of common stock to cover overallotments, if any. The closing of the offering is expected to take place on or about May 11, 2011, subject to the satisfaction of customary closing conditions.
The Company will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder. The net proceeds to the Company from the offering of the 500,000 shares of common stock will be approximately $7.3 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.
J.P. Morgan and BofA Merrill Lynch are acting as joint book-running managers for the offering. Baird, Stephens Inc., and KeyBanc Capital Markets are acting as co-managers for the offering.
The shares of common stock are being offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). A prospectus supplement and the accompanying base prospectus related to the offering have been filed with the SEC and may be obtained by visiting EDGAR on the SEC’s website, http://www.sec.gov/. Alternatively, copies of the prospectus supplement and the accompanying base prospectus may be obtained by contacting: J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, phone: (866) 803-9204 or BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, attention: Prospectus Department, email:
http://www.globenewswire.com/newsroom/ctr?d=221119&l=4&a=dg.prospectus_requests%40baml.com&u=mailto% 3Adg.prospectus_requests%40baml.com.
This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any security of the Company nor shall there be any sale of any such security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About Mistras Group, Inc.
Mistras offers “one source” services and technology-enabled asset protection solution portfolios used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.
Mistras combines its products and technologies — 24/7 on-line monitoring of critical assets; mechanical integrity and non-destructive testing services; and its proprietary data warehousing and analysis software — to provide comprehensive and competitive products, systems and services solutions from a single source provider.
The MISTRAS Group, Inc. logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=6966
Forward-Looking Statements
Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position. These forward-looking statements generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the SEC on August 17, 2010, the preliminary prospectus supplement and the accompanying base prospectus referred to above, and reports filed by the Company with the SEC on Form 10-Q. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.